News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

AND DECLARES DIVIDEND

New Brunswick, New Jersey, January 25, 2024 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2023.

The Company reported net income for the three months ended December 31, 2023 of $1.7 million. Net income declined 8.7% from $1.8 million for the three months ended December 31, 2022.

Basic and diluted earnings per share were $0.26 for the three months ended December 31, 2023 compared to $0.28 for the three months ended December 31, 2022.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share, which will be paid on February 22, 2024 to stockholders of record as of February 8, 2024.

“We are pleased to report a strong start to our 2024 fiscal year,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “Despite the continued inverted yield curve and pressure on our net interest margin due to increased costs for deposits, Magyar was able to grow our loan portfolio 4.5% which helped offset some of the higher deposit acquisition and retention costs. Our strong liquidity position will enable the Bank to fund its loan pipeline, which we expect will continue to remain strong throughout the year.”

Results of Operations

Net income decreased $158,000, or 8.7%, to $1,652,000 during the three-month period ended December 31, 2023 compared with $1,810,000 during the three-month period ended December 31, 2022, due to higher provisions for loan loss and other expenses, partially offset by higher net interest income.

The Company’s net interest and dividend income increased $353,000, or 5.1%, to $7.2 million for the quarter ended December 31, 2023 from $6.9 million for the quarter ended December 31, 2022. The increase was attributable to a $112.3 million increase in the average balance of interest-earning assets between periods, partially offset by a 31 basis point decrease in the Company’s net interest margin to 3.29% for the three months ended December 31, 2023 from 3.60% for the three months ended December 31, 2022.

Interest and dividend income increased $3.1 million, or 35.9%, to $11.6 million for the three months ended December 31, 2023 compared with $8.5 million for the three months ended December 31, 2022. The increase was attributable to an 82 basis point increase in the yield on earning assets to 5.26% for the three months ended December 31, 2023 from 4.44% for the three months ended December 31, 2022 as well as a $112.3 million, or 14.8%, increase in the average balance of interest-earning assets. The increase in yield on the Company’s assets was attributable to higher market interest rates between periods.

Interest expense increased $2.7 million, or 167.9%, to $4.3 million for the three months ended December 31, 2023 from $1.6 million for the three months ended December 31, 2022. The cost of interest-bearing liabilities increased 153 basis points to 2.80% for the three months ended December 31, 2023 compared with 1.27% for the three months ended December 31, 2022 resulting primarily from higher market interest rates. In addition, the average balance of interest-bearing liabilities increased $109.0 million, or 21.7%, to $611.2 million.

The Company’s provision for credit losses was $481,000 for the three months ended December 31, 2023 compared to $317,000 for the three months ended December 31, 2022. Provisions for on-balance sheet credit losses were $385,000 from growth in total loans receivable during the quarter. Reserves for off-balance sheet credit losses were $96,000 from growth in unfunded loan commitments during the quarter. The Company recorded $481 in net recoveries during the three months ended December 31, 2023 compared with $0 in net recoveries during the three months ended December 31, 2022.

Other income increased $12,000, or 2.0%, to $609,000 during the three months ended December 31, 2023 compared to $597,000 for the three months ended December 31, 2022.

Other expenses increased $439,000, or 9.6%, to $5.0 million during the three months ended December 31, 2023. The increase was primarily attributable to higher compensation and benefit expense, which increased $226,000, or 8.6%, to $2.8 million, due to fewer open positions between periods and the addition of a commercial lender in September 2023. Also contributing to the increase were higher FDIC deposit insurance premiums and other expenses. Deposit insurance premiums increased $49,000, or 90.7%, from deposit growth and higher insurance assessment rates implemented by the FDIC for all insured institutions effective January 1, 2023. Other expenses increased $100,000, or 20.3%, from higher loan origination and servicing costs, higher losses on fraudulent checks, and higher OREO expenses.

The Company recorded tax expense of $700,000 on pre-tax income of $2.4 million for the three months ended December 31, 2023, compared to $780,000 on pre-tax income of $2.6 million for the three months ended December 31, 2022. The Company’s effective tax rate for the three months ended December 31, 2023 was 29.8% compared with 30.1% for the three months ended December 31, 2022.

Balance Sheet Comparison

Total assets increased $9.6 million, or 1.1%, to $916.9 million at December 31, 2023 from $907.3 million at September 30, 2023. The increase was attributable to higher balances of loans receivable, net of allowance for credit loss, offset by lower interest-earning deposits with banks.

Cash and interest-earning deposits with banks decreased $21.4 million, or 29.5% to $51.1 million at December 31, 2023 from $72.5 million at September 30, 2023 resulting primarily from deployment of these fund into loans receivable during the three months ended December 31, 2023.

At December 31, 2023, investment securities totaled $96.6 million, reflecting an increase of $646,000, or 0.7%, from September 30, 2023. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2023.

Total loans receivable increased $31.3 million, or 4.5%, to $729.5 million at December 31, 2023 from $698.2 million at September 30, 2023. The increase in total loans receivable during the quarter ended December 31, 2023 occurred in commercial real estate loans, which increased $19.1 million, construction loans, which increased $10.0 million, and one-to four-family residential real estate loans (including home equity lines of credit), which increased $5.4 million. Partially offsetting these increases were commercial business loans, which decreased $3.1 million and other loans, which decreased $85,000 during the quarter.

Total non-performing loans decreased $233,000, or 4.6%, to $4.9 million at December 31, 2023 from $5.1 million at September 30, 2023. The ratio of non-performing loans to total loans decreased to 0.66% at December 31, 2023 from 0.73% at September 30, 2023.

The allowance for credit losses was unchanged at $8.3 million during the three months ended December 31, 2023. Upon adoption of ASU 2016-13 on October 1, 2023, the Company’s allowance for credit losses decreased $492,000. Growth in loans receivable and loan commitments during the quarter resulted in additional provisions for credit loss totaling $481,000. The Company’s allowance for on-balance sheet credit losses decreased to $7.7 million at December 31, 2023 from $8.3 million at September 30, 2023 while its reserve for off-balance sheet commitments increased to $637,000 at December 31, 2023 from $0 at September 30, 2023.

The allowance for credit losses as a percentage of non-performing loans increased to 171.5% at December 31, 2023 from 163.9% at September 30, 2023. Our allowance for credit losses as a percentage of total loans was 1.14% at December 31, 2023 compared with 1.19% at September 30, 2023. Future increases in the allowance for credit losses may be necessary based on possible future increases in non-performing loans and charge-offs, the possible deterioration of collateral values, and the possible deterioration of the current economic environment.

Total deposits increased $8.1 million, or 1.1%, to $763.5 million at December 31, 2023. The inflow in deposits occurred in money market accounts, which increased $22.0 million, or 7.7%, to $306.9 million, in certificates of deposit (including individual retirement accounts), which increased $7.8 million, or 7.4%, to $112.5 million and in interest-bearing checking accounts (NOW), which increased $4.6 million, or 4.0%, to $119.7 million. Partially offsetting these increases were decreases in non-interest bearing checking accounts, which decreased $24.1 million, or 12.8%, to $164.4 million and savings accounts, which decreased $2.2 million, or 3.5%, to $60.0 million. Included in the certificates of deposit were $13.8 million in brokered certificates of deposit at December 31, 2023, which was unchanged from September 30, 2023.

The Company’s book value per share increased to $16.03 at December 31, 2023 from $15.70 at September 30, 2023. The increase was due to the Company’s results from operations, partially offset by $0.11 in dividends paid and 19,232 shares repurchased during the quarter at an average share price of $9.97.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended
	December 31,
	2023	2022
	(Unaudited)
Income Statement Data:
Interest and dividend income	$11,557	$8,501
Interest expense	4,313	1,610
Net interest and dividend income	7,244	6,891
Provision for credit losses	481	317
Net interest and dividend income after
provision for credit losses	6,763	6,574
Other income	609	597
Other expense	5,020	4,581
Income before income tax expense	2,352	2,590
Income tax expense	700	780
Net income	$1,652	$1,810

Per Share Data:
Net income per share-basic	$0.26	$0.28
Net income per share-diluted	$0.26	$0.28
Book value per share, at period end	$16.03	$14.82

Selected Ratios (annualized):
Return on average assets	0.72%	0.90%
Return on average equity	6.19%	7.21%
Net interest margin	3.29%	3.60%

	December 31,	September 30,
	2023	2023
	(Unaudited)
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$916,877	$907,292
Total loans receivable	729,494	698,206
Allowance for credit losses	8,320	8,330
Investment securities - available for sale, at fair value	12,273	10,125
Investment securities - held to maturity, at cost	84,333	85,835
Deposits	763,548	755,453
Borrowings	28,796	29,515
Shareholders' Equity	106,677	104,790

Asset Quality Data:
Non-performing loans	$4,851	$5,084
Other real estate owned	328	328
Total non-performing assets	$5,179	$5,412
Allowance for credit losses to non-performing loans	171.50%	163.85%
Allowance for credit losses to total loans receivable	1.14%	1.19%
Non-performing loans to total loans receivable	0.66%	0.73%
Non-performing assets to total assets	0.56%	0.60%
Non-performing assets to total equity	4.85%	5.16%